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                                                                Exhibit 23(p)(2)

                                                                      APPENDIX A

                             COMPANY CODE OF ETHICS


A.       INTRODUCTION

         The provisions contained in this Appendix A shall constitute the Company's Code of Ethics (this "Code"), which sets forth the Company's principles regarding ethics and establishes standards of conduct to guide the Company and its personnel and affiliated persons in connection with its investment advisory business.

B.       PERSONS COVERED BY THIS CODE

         This Code applies to all of the Company's "Supervised Persons", which means any member, partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Company, or other person who provides investment advice on behalf of the Company and is subject to the supervision and control of the Company. This Code also applies to any "affiliated person" of the Company within the meaning of Rule 17j-1 under the Investment Company Act of 1940 (the "Investment Company Act"). All such Supervised Persons and affiliated persons shall be referred to collectively in this Code as "Covered Persons".

C.       GUIDING PRINCIPLES AND STANDARDS OF CONDUCT

         The Company and all Covered Persons owe an overarching fiduciary duty to act in the best interests of the Company's clients, as well as a duty of honesty, good faith and fair dealing. In furtherance of these duties, the Company and all Covered Persons must at all times:

         1. act in the best interests of clients and place their interests first;

         2. avoid or disclose any actual or potential conflicts of interest, and avoid any abuse of a position of trust and responsibility particularly for personal benefit or for the benefit of other third parties;

         3. act within the spirit and the letter of all federal, state, local and foreign laws, rules and regulations applicable to the Company's business, including, without limitation, applicable securities, banking, commodities, foreign investment and currency laws. Without prejudice to the generality of the foregoing statement, the Company and all Supervised Persons shall comply with all applicable United States federal securities laws, including the various applicable provisions of the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934 and all applicable rules and regulations adopted by the Securities and Exchange Commission (SEC);


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         4.       act within the spirit and letter of the provisions of this
                  Code;

         5. maintain information concerning the identity of securities holdings and financial circumstances of clients confidential;

         6. maintain independence in the investment decision-making process;

         7.       avoid the misuse of material non-public information;

         8.       strive to act in a professional and ethical manner; and

         9. with respect to each of the Company's clients that is a fund or other pooled vehicle (each, a "Fund"), including an investment company registered under the Investment Company Act and any private investment fund, refrain from engaging in any of the following conduct in connection with any security held or to be acquired by a Fund, which conduct is strictly prohibited under this Code:


                  (a) employing any device, scheme or artifice to defraud the Fund;

                  (b) making any untrue statement of a material fact to the Fund or omitting to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

                  (c) engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

                  (d) engaging in any manipulative practice with respect to the Fund.

D.       EXAMPLES OF PROHIBITED CONDUCT

         Following are examples of conduct that would be prohibited by this
Code:

         1. Directing or recommending purchases or sales of securities that are not in accordance with the client's investment objectives and guidelines.

         2. Attempting to influence any client to purchase, sell or retain any securities for the purpose of seeking any form of personal gain.

         3. Warranting the value or price of any security or guaranteeing its future performance.

         4. Promising or representing that an issuer of securities will meet its obligations or fulfill its investment or business objectives in the future.

         5. Agreeing to protect a client against loss by repurchasing a security at some future time.


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         6.       Owning or taking title to any funds or assets of a client.

         7. Maintaining a joint brokerage or bank account with any client; sharing with any client any performance fee, carried interest or other benefit, profit or loss resulting from securities transactions; or entering into any business transaction with a client without the prior written approval of the Compliance Department.

         8. Borrowing money or securities from any client, regardless of the relationship between the client and the Company or any Supervised Person.

         9. Failing to abide by the Company's Insider Trading Policies and Personal Securities Trading Rules set forth in this Code.

         10.      Entering orders in any account for which there is no client.

         11. Manipulating or attempting in any way to manipulate the market for any securities, such as by entering matched buy and sell orders that create a false appearance of market activity. This also includes entering actual orders for the purpose of artificially inflating market valuations.

         12. Engaging in any "front-running" or "scalping" of accounts, by purchasing or selling securities in a personal account, in violation of the Insider Trading Policies and Personal Securities Trading procedures, when there is reason to know that Company or client accounts will be purchasing or selling the same securities. This also includes trading for a personal account and then directing trades in the same securities - or influencing others to trade in the same securities - for clients.

         13. Engaging in any other activity that is intended to mislead or deceive, or that would have the effect of misleading or deceiving others.

         14. Conspiring with others to engage in any prohibited activity, or doing or attempting to do indirectly something that would be prohibited if done directly.

         If any Supervised Persons becomes aware of such prohibited conduct, or any other conduct that may violate this Code or any applicable law or regulation, he or she must report the incident immediately to the Company's Chief Compliance Officer.

E. POLICIES AGAINST THE MISUSE OF MATERIAL NON-PUBLIC INFORMATION ("INSIDER TRADING POLICIES")

         The misuse of material non-public information (insider trading) by Company personnel is strictly prohibited. Any Supervised Person who does engage in insider


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trading will be terminated. That person may also be subject under U.S. or applicable foreign law to civil damages, a permanent bar from the industry and criminal fines and imprisonment. In addition, Company officers and other managers may be subject to penalties if persons under their supervision engage in insider trading.

         1.       DEFINITION OF "INSIDER TRADING"

         "Insider Trading" involves making or participating in any purchase or sale of a publicly traded security while in possession of material non-public ("inside") information regarding that security or its issuer, in violation of a fiduciary duty.

     The inside information may relate, for example, to:

            o any publicly traded company in which the Company may consider making or recommending investments for its clients; or

            o a Company client, where the client is a publicly traded company (including, without limitation, any mutual fund advised by the Company).

         2.       EXAMPLES OF INSIDER TRADING

         All of the following are examples of potential Insider Trading:

            o making a trade for a personal account when you have inside information about the company whose security is being traded;

            o recommending a trade to a client (or any other party) or directing a trade in a discretionary client account when you have inside information about the company;

            o providing inside information to anyone else, who then buys or sells a public security of the company; or

            o trading by any third person based upon the inside information if that person knows that the information is supposed to be kept confidential.

         Under U.S. law, it generally does not matter if you can rightly claim that you did not use the inside information in deciding to make a trade. In most cases the mere possession of inside information at the time of a trade will constitute a legal violation.

         3.       DEFINITION OF "MATERIAL" INFORMATION

         Information is considered "material" for Insider Trading purposes if it is information that a reasonable investor would consider important in deciding whether to purchase or sell a security. The information may or may not change an actual investment


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decision. It is material information if it is something that would have actual significance in the deliberations of the reasonable investor.

         Material information may include information about:

            o     a company's earnings estimates;

            o     the gain or loss of a significant customer or client;

            o     dividend changes or the declaration of a stock split;

            o     the borrowing of significant funds;

            o     a new offering of securities;

            o     a major labor dispute;

            o     a new joint venture;

            o     an agreement or proposal for an acquisition or merger;

            o a significant sale of assets or the disposition of a subsidiary;

            o     major litigation;

            o     liquidity problems;

            o     management changes; or

            o     any other significant company developments.

         Information about the Company's investment decisions may also be material inside information. Trading ahead of transactions for the Company's clients may constitute insider trading as well as "front-running".

         4.       DEFINITION OF "NON-PUBLIC" INFORMATION

         Information is considered non-public for insider trading purposes until it has been fully disclosed and disseminated to the public. Information in a major publication, on a major wire service or contained in an SEC filing would be considered public. Under current SEC guidance, however, information contained on a company web site is not necessarily public at the moment it appears. Depending upon the nature of the publication, it may be necessary to allow two or three business days for information to be considered fully disseminated to the public.


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         5.       PROCEDURES FOR HANDLING INSIDE INFORMATION

         Fiduciary duties are owed to the Company and the Company's clients prohibit all Company personnel from engaging in any insider trading and require personnel to follow the policies and procedures set forth in this section for handling any inside information.

         To avoid any chance of a personal violation, and to assist the Company in preventing Insider Trading, you must do the following:

            o If you obtain material non-public information about a public company, immediately notify the Chief Compliance Officer. That officer will work with you to establish any required "Firewalls" or other procedures to address the situation. You always must follow the policies and procedures set forth below regarding Firewalls, the Securities Watch Lists and the Restricted Securities Lists.

            o If you are in possession of material non-public information about a company, do not make or participate in any purchase or sale of a publicly traded security of that company --whether the transaction is for a personal account or for a client.

            o Keep any material non-public information about a public company strictly confidential. Your discussions and activities both inside and outside of the Company must not reveal the existence or substance of any material non-public information. If you routinely receive material non-public information for legitimate purposes, you must notify the Chief Compliance Officer and work with that officer to assure that all paper and computer files containing the information are properly secured.

            o Follow the requirements of the Personal Securities Trading procedures set forth below.

         Please contact the Chief Compliance Officer if you have any questions or concerns.

F. COMPANY POLICIES REGARDING FIREWALLS, SECURITIES WATCH LISTS AND SECURITIES RESTRICTED LISTS

         As discussed above, trading in the public securities of a company while in possession of material non-public information about that company is strictly prohibited by U.S. and applicable foreign law and by Company policies. To assist in the prevention and detection of any such Insider Trading, the Company has adopted the following policies and procedures relating to Firewall requirements, Securities Watch List requirements and Securities Restricted List requirements.


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         1.       DEFINITIONS

         Firewall - A Firewall is a set of procedures designed to assure that any material non-public information received by any Supervised Person regarding a public company is maintained as strictly confidential. When a Firewall is put in place, the following rules apply:

            o Any Supervised Person who is actually in possession of material non-public information about a company may not trade or be involved in any trade of any public securities of that company, whether the trade is for a personal account or for an account of a client.

            o The information may not be disclosed to any other person or party, even within the Company, except as provided for in this Code or as expressly allowed by the Chief Compliance Officer.

            o Appropriate safeguards must be put in place to limit and control access to physical files, computer files and other means of access to the information.

         Watch List - A Watch List is a set of procedures by which the Chief Compliance Officer monitors trading in specific securities for the purpose of detecting any improper activity. The purpose of a Watch List is to allow this monitoring without alerting the remainder of Company personnel and without having to impose a general trading restriction. Watch List procedures may be used, for example, where the Company or an affiliate is in the early stages of a material transaction with a public company. They also may be applied where there has been an inadvertent disclosure to a limited group of Company personnel. In such a case, those in actual possession of the information would also be subject to the Firewall restrictions described above. The Chief Compliance Officer administers the Watch List procedures and investigates any indications of improper activity.

         Restricted List - A Restricted List is a set of procedures by which the Chief Compliance Officer actually restricts trading in certain securities in order to prevent improper activity. Restricted List procedures may be used, for example, where the Company or an affiliate is involved in a material transaction with a public company that has been publicly announced but has not yet closed. They also may be applied in certain situations of inadvertent disclosure where the Chief Compliance Officer determines that the Firewall and Watch List procedures are not sufficient to prevent possible abuses. The Chief Compliance Officer administers the Restricted List procedures and investigates any indications of violations. Unless otherwise expressly indicated, the restrictions imposed by the Restricted List procedures apply both to Supervised Persons' personal trading and to trading on behalf of client portfolios.


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         2.       PROCEDURES

         To assist in the operation of the Company's Firewall, Watch List and Restricted List procedures, you must do the following:

            o Report to the Chief Compliance Officer any situation in which you have received or believe you may have received any material non-public information regarding a public company. The Chief Compliance Officer will work with you to determine the appropriate action to be taken in the situation. This will include the implementation of appropriate Firewall restrictions. The Chief Compliance Officer will also determine whether it is necessary to place the company on the Watch List or Restricted List.

            o As indicated in the Firewall procedures above, do not trade or become involved in any trade of any public securities of a company when you are in possession of material non-public information about the company. This includes trades for your personal accounts as well as any client accounts.

            o Do not disclose the information to any other person, including any Company personnel, except as expressly provided for in this Code or as expressly allowed by the Chief Compliance Officer.

            o If you are a manager that supervises other Supervised Persons, be aware of situations in which your employees may receive material non-public information regarding any companies. Ensure that they understand the need to report such situations. You also are responsible for reporting any such situations to the Chief Compliance Officer.

         As noted above, the Chief Compliance Officer will administer the Watch List and Restricted List. The Watch List will be maintained as strictly confidential. Only the Chief Compliance Officer and certain designated Company officers and legal advisers will have access to the names of companies that are on the Watch List or information about Watch List monitoring procedures. The Restricted List, however, is available to all Company personnel and will be distributed by secure email or posted on the Company's intranet.

         The Chief Compliance Officer will update the Watch List and Restricted List as appropriate to keep them current. All Supervised Persons are responsible for advising the Chief Compliance Officer of any information to assist in updating the lists, including when transactions have been completed, when previously non-public information has been fully disclosed and when any restrictions otherwise no longer apply.

G.       PERSONAL SECURITIES TRADING PROCEDURES

         Personal trading in securities by Covered Persons is permitted, subject to the limitations, restrictions and other requirements set forth in this Code.

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         1.       REPORTING REQUIREMENTS

         All Covered Persons must submit the following reports to the Chief Compliance Officer in the time frames indicated:

            o Holdings reports - initial. Within 10 days after becoming a Covered Person, a report of all holdings in covered/reportable securities (which shall include all securities other than U.S. government obligations, certain cash instruments, shares issued by open-end registered investment companies, and any other excepted securities designated by the Chief Compliance Officer from time to time), which report shall include:

                  (i) the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Covered Person has any direct or indirect beneficial ownership;

                  (ii) the name of any broker, dealer or bank with which the Covered Person maintains an account in which any securities are held for the Covered Person's direct or indirect benefit; and

                  (iii) the date the report is submitted.

                  All information provided in the initial report must be current as of a date no more than 45 days before the person became a Covered Person.

            o Holdings reports - annual. Following the initial holding report, each Covered Person shall thereafter submit holdings reports on an annual basis. All information provided in the report must be current as of a date no more than 45 days before the report is submitted.

            o Quarterly transaction reports. No later than 30 days after the end of each calendar quarter, a report covering all transactions in covered/reportable securities during the quarter. The transaction reports must include information about each transaction involving a reportable security in which the Covered Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. The reports must include:

                  (i) the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security involved;

                  (ii)  the nature of the transaction (e.g., purchase, sale);


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                  (iii) the price of the security at which the transaction was effected;

                  (iv) the name of the broker, dealer, or bank with or through which the transaction was effected;

                  (v)   the date the report is submitted.

            o Quarterly brokerage account reports. No later than 30 days after the end of each calendar quarter, a report disclosing the following information about any account opened during the quarter containing securities held for the direct or indirect benefit of a Covered Person:

                  (i) the name of the broker, dealer or bank with whom the Covered Person established the account;

                  (ii)  the date the account was established; and

                  (iii) the date the report is submitted.

         All holdings and transaction reports shall be made on forms prescribed by the Chief Compliance Officer from time to time, which form shall require the Covered Person to certify as to the completeness and accuracy of the information provided. All transactions and holdings reports shall be maintained in confidence, except to the extent necessary to implement and enforce the provisions of this Code or applicable law, or to comply with requests for information from government agencies.

         2.       MONITORING OF PERSONAL SECURITIES TRADING

         The Company is required to designate a person to periodically review the personal securities transactions and holdings reports of Covered Persons. The Chief Compliance Officer shall be responsible for reviewing and monitoring personal securities transactions and trading patterns of Covered Persons (in such capacity, the "Reviewer"). The managing director of the Company and the Company's designated counsel, acting jointly, shall be responsible for reviewing and monitoring the personal securities transactions of the Reviewer and for taking on the responsibilities of the Reviewer in the Reviewer's absence.

         The Chief Compliance Officer shall develop specific monitoring and reviewing procedures, which, for reasons of security, shall be made available only to key members of senior management. In accordance with Securities and Exchange Commission guidance, review of personal securities holding and transaction reports should include:

         o an assessment of whether the Covered Person followed any required internal procedures, such as pre-clearance;

         o  comparison of personal trading to any restricted lists;


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         o  an assessment of whether the Covered Person is trading for his or her own account in the same securities he or she is trading for clients, and if so, whether the clients are receiving terms as favorable as the access person takes for him or herself;

         o periodically analyzing the Covered Person's trading for patterns that may indicate abuse, including market timing; and

         o an investigation of any substantial disparities between the percentage of trades that are profitable when the Covered Person trades for his or her own account and the percentage that are profitable when he or she places trades for clients.

         3.       PRE-CLEARANCE REQUIREMENTS FOR CERTAIN TRANSACTIONS

         Pre-clearance from the Chief Compliance Officer is required before any Covered Person participates in an initial public offering (IPO) or in an offering of privately-placed securities, subject to any blanket exceptions approved by the Chief Compliance Officer from time to time.

H.       COMPLIANCE AND ENFORCEMENT

         The provisions and procedures set forth in this section are intended, together with other provisions and procedures contained in this Code, to provide reasonable assurance that violations of this Code will be prevented.

         1. DELIVERY OF CODE AND AMENDMENTS TO COVERED PERSONS; CERTIFICATE OF COMPLIANCE

            o Initial certification. The Company shall provide each Covered Person with a copy of this Code at the time such person first acquires such status. Each such Covered Person shall certify in writing that they have: (a) received a copy of this Code; (b) read and understood all provisions of this Code; and (c) agreed to comply with the terms of this Code.

            o Acknowledgement of amendments. The Company shall provide Covered Persons with any amendments to this Code (whether or not considered to be major amendments). Covered Persons are required to submit a written acknowledgement that they have received, read, and understood the amendments to this Code, and that they agree to comply with the terms of this Code, as amended. The Company shall endeavor to group technical amendments together with major amendments in order to minimize disruptions. The Chief Compliance Officer shall highlight and summarize important changes to this Code in the relevant transmittal or cover letter.


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            o  Annual certification. In addition to acknowledgement of amendments, Covered Persons shall be required to annually certify that they have read, understood, and complied with this Code in a form prescribed by the Chief Compliance Officer from time to time. Any Covered Person who is unable to make the representations required in such form may be subject to immediate disciplinary actions.

         2.       REPORTING VIOLATIONS OF THIS CODE

         All Covered Persons are required to report violations or suspected violations of this Code promptly to the Chief Compliance Officer (or such other person designated in this section).

            o Confidential treatment. Reports of violations or suspected violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. In appropriate cases it may be appropriate for the report to be submitted anonymously.

            o Alternate designee. Covered Persons may report violations to either the managing director of the Company or the Company's chief legal officer in the event that the Chief Compliance Officer is or may be involved in the violation or is unreachable.

            o Advice of legal counsel. The Chief Compliance Officer (or alternate designee, if applicable) may direct Covered Persons to seek advice from the Company's legal counsel with respect to any violations or suspected violations of this Code, or other actions or transactions that may raise legal concerns. It shall be emphasized, however, that any such legal counsel represents the Company and not the Covered Person, and that such Covered Person may wish to seek their own independent counsel.

            o Retaliation. Retaliation against any person (whether or not a Covered Person) who reports a violation or suspected violation of this Code is strictly prohibited and constitutes in and of itself a further violation of this Code.

         3.       SANCTIONS FOR VIOLATIONS OF THIS CODE

         Any violation of this Code may result in any disciplinary action that the Chief Compliance Officer and senior management deem appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment or other affiliation. In addition to sanctions, violations may result in referral to civil, regulatory or criminal authorities where appropriate, as well as private legal actions being taken by the Company against the Covered Person.


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I.       ADMINISTRATION OF THIS CODE

         1. APPROVAL OF THIS CODE BY THE BOARD OF DIRECTORS OF REGISTERED INVESTMENT COMPANIES

         The Company is required to have this Code approved by the board of directors of any registered investment company ("Registered Fund") advised or sub-advised by the Company. Any material amendments to this Code must also be approved by a Registered Fund's board within 6 months following adoption of such amendments.

         2. ANNUAL REVIEW OF CODE

         The Chief Compliance Officer shall review at least annually the adequacy of this Code and the effectiveness of its implementation. This review shall be undertaken as part of the annual review of the Company's compliance policies generally pursuant to Rule 206(4)-7 under the Investment Advisers Act of 1940 and, where applicable, Rule 38a-1 under the Investment Company Act.

         3. ANNUAL REPORT TO BOARD OF DIRECTORS OF REGISTERED INVESTMENT
COMPANIES

         The Company shall provide an annual written report to the board of directors of each Registered Fund that it advises or sub-advises. Such report shall include, at a minimum, the items required by Rule 17j-1 under the Investment Company Act. The report shall describe any issues arising under this Code since the last report, including information about material violations of this Code and sanctions imposed in response to such violations. The report must include discussion of whether any waivers that might be considered important by the board were granted during the period, as well as certify that the Company has adopted procedures reasonably necessary to prevent Covered Persons from violating this Code.

         4. ANNUAL REPORT TO THE COMPANY'S SENIOR MANAGEMENT

         The Chief Compliance Officer shall report to senior management regarding his or her annual review of this Code and to bring material violations to the attention of senior management.

         5. COORDINATION WITH FORM ADV DISCLOSURE

         The Company is required to include on Schedule F of Form ADV, Part II a description of the Company's code of ethics and to state that the firm will provide a copy of the code to any client or prospective client upon request. The Company shall take care to review and update the Company's Part II disclosure in connection with any amendments to this Code.

         6. TRAINING AND EDUCATION


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         The Chief Compliance Officer and senior management of the Company shall periodically review the need for training and educating Covered Persons regarding the implementation, operation and administration of this Code.

J.       RECORDKEEPING

         This Code forms a part of the records of the Company, and as such the Code and any ancillary and related documents are subject to the Company's overall recordkeeping requirements. Further to such requirements, the Company shall maintain the following records in a readily accessible place:

         o a copy of each version of this Code that has been in effect at any time during the past 5 years;

         o a record of any violation of this Code and any action taken as a result of such violation for 5 years from the end of the fiscal year in which the violation occurred;

         o a record of all written acknowledgements of receipt of this Code and amendments for each person who is currently, or within the past five years was, a Covered Person. These records must be kept for 5 years after the individual ceases to be a Covered Person;

         o holdings and transactions reports made pursuant to this Code, including any brokerage confirmation and account statements made in lieu of these reports;

         o a list of the names of persons who are currently, or within the past 5 years were, Covered Persons;

         o a record of any decision and supporting reasons for approving the acquisition of securities by Covered Persons in IPOs and limited offerings for at least 5 years after the end of the fiscal year in which approval was granted;

         o records of any decisions that grant Covered Persons a waiver from or exception to this Code;

         o a record of persons responsible for reviewing Covered Persons' reports currently and during the last 5 years; and

         o a copy of any reports provided to the board of directors of any Registered Fund advised or sub-advised by the Company regarding this Code.


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